Exhibit 99.1

HCP Announces Departure of Chief Financial Officer

LONG BEACH, CA — March 2, 2009 — HCP (NYSE:HCP) announced the resignation of Mark A. Wallace as the Company’s Executive Vice President, Chief Financial Officer and Treasurer, effective March 31, 2009. At the request of the Board of Directors, Mr. Wallace has agreed to serve in a consulting capacity until March 31, 2010 to assist in the transition.

“Mark’s dedication, energy, and insights have been valuable as HCP has grown its business and accessed the capital markets while maintaining a strong balance sheet. He has been a valuable member of our management team,” said Jay Flaherty, HCP’s Chairman and Chief Executive Officer.  “On behalf of the Board and management, I wish him the best in his future endeavors.”

Mr. Wallace said, “I’ve been fortunate to have worked for a great company and able to contribute to HCP’s successful growth leading to our inclusion in the S&P 500 index. I want to thank the Board and wish continued success for the HCP team. I look forward to staying actively engaged in the real estate industry.”

About HCP

HCP, Inc., an S&P 500 company, is a real estate investment trust (REIT) that, together with its consolidated subsidiaries, invests primarily in real estate serving the healthcare industry in the United States. As of December 31, 2008, the Company’s portfolio of properties, excluding assets held for sale but including mortgage loans and properties owned by unconsolidated joint ventures, totaled 694 properties among the following segments: 264 senior housing, 104 life science, 251 medical office, 24 hospital and 51 skilled nursing. For more information, visit the Company’s website at www.hcpi.com.

CONTACT: HCP
James F. Flaherty III
Chairman and Chief Executive Officer
562-733-5100